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                                                                    EXHIBIT 99.2


[NDC Letterhead]

Contact:  Betty Feezor
(404) 728-2363                              For Immediate Release
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                    NDCHealth Adopts Stockholder Rights Plan

Atlanta, Georgia, March 26, 2001--NDCHealth (NYSE: NDC) announced that its Board of Directors has adopted a stockholder rights plan on March 26, 2001, replacing a similar plan adopted in 1991, which expired on January 18, 2001.

     In connection with the adoption of the plan, the Board declared a dividend of one share purchase Right on each outstanding share of common stock. Future issuances of NDCHealth's common stock will include share purchase Rights. Generally, the Rights will be exercisable only if a person or group (other than certain existing stockholders) acquires 15% or more of NDCHealth's common stock or announces a tender offer. Each Right will entitle stockholders to buy one one-thousandth of a share of junior participating preferred stock of the Company at an exercise price of $140. Prior to the time they become exercisable, the Rights are redeemable for one cent per Right at the option of the Board.

     If NDCHealth is acquired in a merger or other business combination initiated by a person or group that has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price.

     The Rights will be distributed on April 9, 2001 to stockholders of record as of the close of business on April 5, 2001. Unless earlier redeemed or exchanged by the Board of Directors, the Rights will expire on March 26, 2011. Stockholders will receive additional information from NDCHealth on the plan within the near future and do not need to take any action to receive the Rights.

     NDCHealth is a leading provider of health information services that add value to its customers' operations.

     This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, and other risks detailed in the Company's SEC filings, including the most recent Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.
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